Exhibit 10.7

News Corporation 2013 Long-Term Incentive Plan
PERFORMANCE STOCK UNIT AWARD AGREEMENT
For the FY [ ] – FY [ ] Performance Cycle
Award of Performance Stock Units

News Corporation, a Delaware corporation (“News Corp”), hereby awards you the target number of performance stock units (“PSUs”) relating to shares of its Class A Common Stock, par value $0.01 per share (the “NWSA Shares”) set forth in your Award Summary, included herewith and forming part of this agreement. The terms and conditions of this PSU award are set forth in this PSU Award Agreement (the “PSU Award Agreement”) and in the News Corporation 2013 Long-Term Incentive Plan (the “2013 LTIP”).

The terms of the 2013 LTIP are incorporated herein by reference. All capitalized terms that are not defined in this PSU Award Agreement have the meaning set forth in the 2013 LTIP. By accepting this award of PSUs, you agree to all of the terms and conditions described in this PSU Award Agreement and in the 2013 LTIP. You acknowledge that you have carefully reviewed the 2013 LTIP and agree that the terms of the 2013 LTIP will control in the case of any conflict between this PSU Award Agreement and the 2013 LTIP.

Unless otherwise provided in this PSU Award Agreement, the actual NWSA Shares awarded to you shall be from 0% and 200% of the target PSUs awarded, as determined by the Compensation Committee of the News Corp Board of Directors or its designees (the “Committee”), based on the achievement of the Performance Objectives (herein defined).

Subject to the terms and conditions set forth below, PSUs represent the potential to receive, at the end of the applicable performance period, a number of NWSA Shares (the “PSU Program”).

The NWSA Shares that you receive, if any, will be fully vested and may be immediately available for sale, subject to News Corp’s Insider Trading and Confidentiality Policy.

Conversion of Performance Stock Units

Unless otherwise provided in this PSU Award Agreement, your PSUs will convert to NWSA Shares on the vesting date after the end of the three-year performance period ending [                ] (the “Performance Period”) with the number of NWSA Shares to be received, if any, determined by comparing News Corp’s actual results with objectives set for the News Corp Named Executive Officer PSU Program (based on News Corp’s audited consolidated financial statements for the Performance Period) (the “Performance Objectives”).

The percentage to which each of the Performance Objectives has been achieved corresponds to a payout multiplier. The payout multipliers for each of the Performance Objectives are then averaged (using pre-set weightings for each) to create one overall payout multiplier, which is subject to an overall cap of 200%. The overall payout multiplier is then multiplied by the target number of PSUs to determine the number of NWSA Shares that you will be entitled to receive. The overall payout multiplier for the Performance Objectives will be based on that used to determine awards for the News Corp Named Executive Officer PSU Program for the Performance Period.

The Committee has set the Performance Objectives and the Committee, and the management of News Corp, as appropriate, will determine the achievement of the Performance Objectives based on the actual results at the end of the Performance Period, and calculate the overall payout multiplier and the conversion of the PSUs into NWSA Shares.

In all events, the Committee’s determination(s) will be binding.

As soon as is reasonably practicable following the vesting date set forth on the Award Summary, the NWSA Shares payable with respect to the vested PSUs will be issued and evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry, registration or issuance of one or more stock certificates. Upon issuance, your PSUs shall be extinguished and such PSUs will no longer be considered to be held by you for any purpose.

Withholding Taxes

You agree, as a condition of this award of PSUs, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of granting or vesting of your PSUs or your acquisition of NWSA Shares relating to this PSU award. In the event that News Corp or any Affiliate, as the case may be, determines that any applicable Federal, state, local or foreign tax or withholding payment is required relating to this award of PSUs or acquisition of NWSA Shares related thereto, News Corp, or any Affiliate, as the case may be, will have the right to: (i) require that you arrange to make such payments to News Corp or any Affiliate; (ii) withhold such amounts from other payments due to you from News Corp or any Affiliate; or (iii) allow for the surrender of the number of NWSA Shares relating to the PSUs awarded pursuant to this PSU Award Agreement in an amount equal to the withholding or other taxes due (for this purpose, surrendered NWSA Shares will be valued using the closing price of the NWSA Shares on the NASDAQ Global Select Market or other principal stock exchange on which the NWSA Shares are listed on the trading date immediately prior to the vesting date); provided that the NWSA Shares so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law.

Employment with News Corp

Except as provided herein, your eligibility to receive NWSA Shares is subject to the condition that you remain employed by News Corp from the date hereof through the date on which the PSUs are paid out in NWSA Shares, subject to the terms of your PSU Award Agreement and with the exceptions set forth below.

Subject to the exceptions set forth below, in the event your employment is terminated for any reason during the Performance Period or after the Performance Period and before the payout of your PSUs, you shall forfeit your PSU award and neither you, nor your beneficiary or estate, shall be entitled to receive any payment under your PSU Award Agreement.

In the event your employment is terminated due to your Retirement or Permanent Disability, and if you were employed beyond the last day of the first fiscal year of the applicable Performance Period, you will receive NWSA Shares on the PSU vesting date after the end of the relevant Performance Period based on the overall payout multiplier for the Performance Objectives.

In the event of your death, and if you were employed beyond the last day of the first fiscal year of the applicable Performance Period, your estate will receive NWSA Shares as soon as practicable, based on the projected performance for the Performance Objectives (at the determination of News Corp) for all PSU Program cycles with less than one year remaining in the Performance Period, and based on target level performance otherwise.

In the event that your employment during the Performance Period transfers from one business group, including corporate groups, which participates in the News Corp PSU Program to another business group that also participates in the News Corp PSU Program, you will remain eligible to receive payment under your PSU Award Agreement.

If your business entity is merged with another entity within News Corp or is sold outside of News Corp, the Committee may, in its sole discretion, make such adjustments to your PSU award as it deems appropriate. All determinations that the Committee makes shall be conclusive and binding on all persons for all purposes. The Committee need not treat all PSU awards in the same manner.

Leaves of Absence

For purposes of this PSU Award Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by News Corp or an Affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating three months after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

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The Committee shall determine, in its sole discretion, which leaves shall count for this purpose, and when your Service terminates for all purposes under the 2013 LTIP.

Adjustments to News Corp Actual Results

At the end of or during the Performance Period, as applicable, actual results for News Corp may be adjusted at the sole discretion of the Committee as it deems appropriate to:

•    Exclude the effect of extraordinary, unusual and/or non-recurring items, discontinued operations, significant acquisitions, and accounting charges or policy changes; and

•    Reflect such other facts as the Committee deems appropriate so as to reflect the performance of the business group and not distort the calculation of the PSU award.

All such determinations of the Committee shall be conclusive and binding on all persons for all purposes.

No Vested Right in Future Awards

Participant acknowledges and agrees (by receiving this PSU Award Agreement) that the eligibility to receive PSUs under this PSU Award Agreement is made on a fully discretionary basis by the Committee and that this PSU Award Agreement does not lead to a vested right to receive any NWSA Shares, any additional PSUs or other equity incentive awards in the future.

Further, the PSU award set forth in this PSU Award Agreement constitutes a non-recurring benefit and the terms of this PSU Award Agreement are only applicable to the PSU award distributed pursuant to this PSU Award Agreement.

Employment Agreements

This PSU Award Agreement shall not be applied or interpreted in a manner which would decrease the rights held by, or the payments owing to, you under any employment agreement with News Corp and, if there is any conflict between the terms of such employment agreement and the terms hereof, the employment agreement shall control.

Confidentiality

You acknowledge that you have read and understand News Corp’s policies on confidentiality as set forth in the News Corp Standards of Business Conduct and the News Corp Insider Trading and Confidentiality Policy (collectively, the “Confidentiality Policies”) and hereby agree that during the course of your employment with News Corp and any time after your employment with News Corp is terminated, you will continue to abide by the terms of the Confidentiality Policies, including with respect to any materials or information you receive in connection with your PSU award.

Retention and Other Rights

This PSU Award Agreement does not give you the right to be retained or employed by News Corp or any Affiliate in any capacity for any given period or upon any specific terms of employment.

You waive any and all rights to compensation or damages for the termination of your office or employment with News Corp or any Affiliate for any reason (including unlawful termination of employment) insofar as those rights arise from you ceasing to have rights in relation to this PSU award as a result of that termination or from the loss or diminution in value of such rights.

Stockholder Rights

You, your estate or heirs, do not have any of the rights of a stockholder of News Corp, including, without limitation, the right to vote or receive dividends declared or paid on the NWSA Shares, unless and until any PSUs are paid out into NWSA Shares and a certificate for such NWSA Shares has been issued or an appropriate book entry has been made.

PSU Award Transferability

Your PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, whether by operation of law or otherwise, nor may your PSUs be made subject to execution, attachment or similar process.

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Applicable Law and Forum

This PSU Award Agreement will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this PSU Award Agreement to the substantive law of another jurisdiction.

By accepting this PSU award, you expressly consent to the exclusive jurisdiction of the federal or state courts serving New York, New York for all lawsuits and actions arising out of or relating to this PSU Award Agreement, and you expressly waive any defense that such courts lack personal jurisdiction over you. All such lawsuits and actions shall be tried in the federal or state courts serving New York, New York to the exclusion of all other courts.

Severability

In the event that any provision of this PSU Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this PSU Award Agreement, and this PSU Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Data Privacy

News Corp may collect, hold, use and process personal data about you in order to administer the 2013 LTIP. Such data includes, but is not limited to, the information provided in this PSU Award Agreement and any changes thereto, other appropriate personal and financial data about you, such as your tax identification number, equity grant number, home address, business address and other contact information, payroll information and any other information that might be deemed appropriate by News Corp to facilitate the administration of the 2013 LTIP.

By accepting this PSU award, you freely give unambiguous consent to News Corp to collect, hold, use and process any such personal data for the purpose of administering the 2013 LTIP. You also freely give unambiguous consent to News Corp and other outside persons or entities designated by News Corp to transfer any such personal data within and outside the country in which you work or are employed, including, with respect to non-United States resident participants, to the United States, a jurisdiction that may not offer data protections considered adequate in your home country, in order to administer the 2013 LTIP. Such personal data shall be treated consistent with the data privacy policies of News Corp.

Consent to Electronic Delivery

News Corp may choose to deliver certain statutory materials relating to the 2013 LTIP in electronic form. By accepting this PSU award, you agree that News Corp may deliver the 2013 LTIP, the 2013 LTIP prospectus and News Corp’s annual report (Form 10-K) to you in an electronic format. If, at any time, you would prefer to receive paper copies of these documents, as you are entitled to receive, News Corp would be pleased to provide paper copies. Please contact News Corp, Equity Plan Administration, 1211 Avenue of the Americas, New York, NY 10036 or send an email to EquityPlansGroup@newscorp.com to request paper copies of these documents.

2013 LTIP Materials	Copies of the 2013 LTIP, the 2013 LTIP prospectus, and the annual report are available on the Morgan Stanley Benefit Access website at https://www.benefitaccess.com.

Section 409A

It is intended that this PSU Award Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this PSU Award Agreement will be interpreted and administered to be in compliance with Section 409A. To the extent that News Corp determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Award Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by News Corp.

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Notwithstanding anything to the contrary in this PSU Award Agreement or the 2013 LTIP, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your “separation from service” (as defined for purposes of Section 409A, a “Separation from Service”) will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier). Notwithstanding anything to the contrary in this PSU Award Agreement, for purposes of any provision of this PSU Award Agreement providing for the settlement of any NWSA Shares upon or following a termination of employment or a termination of Service that are considered “deferred compensation” under Section 409A, references to your “termination of employment” or “termination of Service” (and corollary terms) with News Corp shall be construed to refer to your Separation from Service.

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